GNC Holdings, Inc. Reports Fourth Quarter and Full Year 2015 Results
Provides Initial Outlook for 2016

0.8% Increase in Fourth Quarter 2015 Same Store Sales Represents Third Consecutive Quarter of Improvement
Fourth Quarter 2015 Adjusted EPS of $0.63
2015 Full Year Adjusted EPS of $2.93
Free Cash Flow Increased 32% to $309 million for Full Year 2015
Announces Plans to Refranchise 1,000 Stores Including 200 in 2016
Expects to Repurchase 6-8% of Shares Outstanding in 2016

PITTSBURGH, February 11, 2016 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty health, wellness and performance retailer, today reported its financial results for the quarter and full year periods ended December 31, 2015.
Fourth Quarter Results
For the fourth quarter of 2015, the Company reported consolidated revenue of $618.2 million, an increase of 1.8% as compared with consolidated revenue of $607.2 million for the fourth quarter of 2014. Revenue, excluding intersegment sales, increased in the Company’s retail and manufacturing/wholesale segments by 1.8% and 7.2%, respectively. Revenue decreased in the Company’s franchise segment by 1.0%.

Same store sales increased 0.8% in domestic company-owned stores (including GNC.com sales) in the fourth quarter of 2015. In domestic franchise locations, same store sales decreased 3.2% in the fourth quarter of 2015.

For the fourth quarter of 2015, the Company reported net income of $42.9 million. Adjusted net income for the fourth quarter of 2015 was $49.9 million, a decrease of 7.6% as compared with adjusted net income of $53.9 million for the fourth quarter of 2014. Adjusted diluted earnings per share was $0.63 for the fourth quarter of 2015, an increase of 3.3% as compared with adjusted diluted earnings per share of $0.61 for the fourth quarter of 2014.

Mike Archbold, Chief Executive Officer, said, “Our fourth quarter results mark the third consecutive quarter of improving same store sales trends, and also reflect positive domestic retail comp product margin dollars. The improving trends reflect the positive impact of our strategy and our initial effort to broaden our customer base and focus on meeting our customers wherever they are on their health and wellness journey.”

Full Year Results

For the full year 2015, the Company reported consolidated revenue of $2,639.2 million, an increase of 1.0% as compared with consolidated revenue of $2,613.2 million for the full year 2014. Revenue increased in the Company’s retail and franchise segments by 0.3% and 5.9%, respectively. Revenue, excluding intersegment sales, decreased in the Company’s manufacturing/wholesale segment by 2.3%.

For the full year 2015, the Company reported net income of $219.3 million. Adjusted net income for full year 2015 was $246.5 million, a decrease of 5.7% as compared with adjusted net income of $261.3 million for the full year 2014. Adjusted diluted earnings per share was $2.93 for the full year 2015, an increase of 2.1% as compared with adjusted diluted earnings per share of $2.87 for the full year 2014.

Sale of Discount Supplements

During the quarter, the Company sold substantially all the assets of Discount Supplements resulting in a $2.7 million pre-tax loss on sale (“Loss on Sale”). Combined with the related tax impact, the resulting impact is $1.8 million, a reduction of $0.02 per diluted share.

Excluding the Loss on Sale, Discount Supplements’ operating loss was $2.6 million in the fourth quarter of 2015. For the full year 2015, Discount Supplements generated $24.1 million in revenue resulting in a $6.4 million operating loss, excluding the Loss on Sale and asset impairment reported in the third quarter of 2015.

Resolution of California Legal Claims

In February 2016, the Company reached a settlement agreement involving two California wage and break class action lawsuits against the Company, including the Brewer case which has been disclosed in our financial statements, and an additional immaterial case raising similar claims. Under the terms of the settlement agreement, which is subject to approval by the U.S. District Court for the Northern District of California, the Company has agreed to pay up to $9.5 million, including plaintiffs’ attorney fees and costs, to resolve these claims.  As a result of this agreement, the Company recorded a pre-tax settlement charge of $6.3 million, or a reduction of $0.07 per diluted share, in the fourth quarter of 2015.  The Company recorded a pre-tax charge of $3.2 million, or a reduction of $0.02 per diluted share, during the first quarter of 2015 related to the same litigation.

These claims were originally filed in 2011 and 2013 and the plaintiffs asserted claims reaching back to 2007. Mr. Archbold said, “These cases required us to look at employment practices of the distant past and involved a significant amount of time and expense to defend.  Our intention is to ensure the Company efficiently resolves all matters that are a distraction and are not in support of our strategic evolution.  As we are currently in compliance with California wage and break laws, the Board of Directors and current leadership determined a settlement at this time is in the best interest of GNC and its shareholders.”

Accelerating the Company’s Franchise Store Strategy

The Company previously announced that it expects to increase the percentage of domestic franchise locations by executing the following strategies: (i) increasing the proportion of new stores that are franchise locations, and (ii) transition certain company-owned stores in select markets to franchise locations by executing a refranchising strategy.

The Company converted 21 company-owned stores to franchise locations in the fourth quarter of 2015, and converted 33 company-owned stores to franchise locations for the full year 2015.

Beginning in 2016, the Company intends to refranchise company-owned stores at an accelerated pace and expects to convert approximately 200 locations from company-owned to franchise locations during the year. The Company is targeting 1,000 conversions over the next 3-4 years to achieve a balanced portfolio of domestic company-owned and franchise locations. “We believe that our accelerated franchising strategy will allow us to leverage the strength of the GNC brand and provide opportunities for growth for franchisees while maximizing our capital efficiency,” said Mr. Archbold.

Going forward, the Company plans to report the number of company-owned stores it converts to franchise locations on an ongoing basis to provide more transparency to shareholders around the progress of the franchising initiative.

Share Repurchases

In the fourth quarter of 2015 the Company completed the $200 million share repurchase target announced in November 2015, repurchasing 6.4 million shares of its common stock at an average price of $31.24 per share. For the full year 2015, the Company repurchased 12.4 million shares (approximately $480 million) of its common stock at an average price of $38.65 per share, representing approximately 14% of the shares as of the beginning of 2015.

Consistent with its commitment of returning capital to shareholders, the Company plans to continue to repurchase shares in 2016 and is targeting share repurchases throughout the year of approximately 6 - 8% of beginning of year shares outstanding of 76.3 million. Mr. Archbold said, “At current levels, we continue to believe the share price does not reflect GNC’s intrinsic value, and we will continue to repurchase shares at such opportune times.” As stated previously, as a result of the increase in share repurchase activity, the Company expects to exceed its previously announced targeted leverage ratio range of 3.2 to 3.4 times adjusted debt to EBITDAR but is committed to maintaining its current credit ratings.

At the end of the fourth quarter of 2015, the Company had $427 million remaining on its share repurchase authorizations.

Segment Operating Performance

For the fourth quarter of 2015, retail segment revenue increased 1.8% to $451.9 million, as compared with $444.0 million for the fourth quarter of 2014. The increase was due primarily to an increase in same store sales and the addition of 97 net new company-owned stores since the end of the fourth quarter of 2014. Operating income decreased from $69.1 million to $63.6 million. Fourth quarter 2015 operating income includes the Loss on Sale of $2.7 million, while fourth quarter 2014 operating income includes $0.1 million of income associated with the reversal of a contingent purchase price liability. Excluding these items operating income decreased 3.9%, and was 14.7% of segment revenue for the fourth quarter of 2015, as compared with 15.5% for the fourth quarter of 2014. The decrease in operating income percentage was due to higher advertising spend, partially offset by improvements in domestic retail product margin rate.

For the fourth quarter of 2015, franchise segment revenue decreased 1.0% to $104.0 million, as compared with $105.1 million for the fourth quarter of 2014, due primarily to lower royalties. Operating income increased from $37.7 million to $42.2 million. Fourth quarter 2015 operating income includes $5.1 million in gains from the conversion of 21 company-owned stores to franchise locations, as compared with the conversion of three stores, resulting in $0.3 million in gains, in the fourth quarter of 2014. Operating income for the fourth quarter of 2014 also includes a $0.2 million international franchise receivable reserve adjustment. Excluding the conversions and reserve adjustment, operating income decreased 0.4%, and was 35.6% of segment revenue for the fourth quarter of 2015, as compared with 35.4% in the fourth quarter of 2014. The increase in operating income percentage was driven primarily by higher gross margin rate.

For the fourth quarter of 2015, manufacturing/wholesale segment revenue, excluding intersegment sales, increased 7.2% to $62.3 million, as compared with $58.1 million for the fourth quarter of 2014. Operating income increased from $20.6 million to $23.6 million. Fourth quarter 2014 operating income included $3.5 million of expense associated with lower manufacturing volumes, corresponding with the Company’s previously announced plan to begin to align inventory levels with business trends. Excluding this item, operating income decreased 1.8%, from $24.1 million to $23.6 million, and was 19.2% of segment revenue for the fourth quarter of 2015, as compared with 20.3% for the fourth quarter of 2014. The decrease in operating income and operating income percentage was primarily due to lower gross margin rate.

Operating Metrics

For the full year 2015, the Company opened 111 net new domestic and retail segment locations (including both company owned and franchised stores), opened 58 net new Rite Aid franchise store-within-a-store locations, and opened 144 and closed 199 international franchise locations. The Company now has 9,090 store locations worldwide.

For the full year 2015, the Company generated net cash from operating activities of $354.5 million representing a 16.7% increase as compared with the full year 2014, invested in capital expenditures of $45.8 million, repurchased $479.8 million in common stock in connection with its authorized share repurchase program, paid $59.6 million in cash dividends on its common stock, issued $287.5 million in convertible senior notes, borrowed $43.0 million under its line of credit, and made $169.1 million in payments on long-term debt. The Company generated $308.9 million in free cash flow (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions) as compared with $234.7 million for the full year 2014. At December 31, 2015, the Company’s cash and cash equivalents were $56.5 million.

Dividends

The Company’s Board of Directors declared a cash dividend of $0.20 per share of its common stock for the first quarter of 2016, representing an increase in the quarterly dividend per share of 11%. The dividend will be payable on or about March 25, 2016 to stockholders of record at the close of business on March 11, 2016. The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

Initial 2016 Outlook

The Company’s initial outlook for 2016 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

The Company’s initial outlook for the full year 2016 is for consolidated earnings per diluted share (“EPS”) to be approximately $3.15 - $3.35, excluding the positive impact from corporate to franchise store conversions to enhance comparability with prior periods.

Key assumptions underlying the full year 2016 EPS outlook are as follows:

•	Flat to a 1.5% increase in domestic company-owned same store sales, including the impact of GNC.com.

•	Consolidated revenue moderately higher than domestic company-owned same store sales.

•	Domestic franchise revenue increase from new stores, the conversion of company-owned to franchise stores, and same store sales results similar to domestic company-owned stores.

•	International revenue approximately equal to 2015.

•	Manufacturing / wholesale segment revenue approximately equal to 2015.

•	Stable domestic retail product margin rate.

•	Consolidated depreciation & amortization of approximately $60 million.

•	Tax rate of approximately 36%.

•	Share repurchases throughout the year of approximately 6 - 8% of beginning of year shares outstanding of 76.3 million.

•	Operating cash flow consistent with 2015.

•	Capital expenditures of approximately $75 million, including approximately $20 million for key initiatives.

•
New store expectations: approximately 125 total net new U.S. and Canadian locations (the majority of which will be franchised), approximately 50 net new international franchise locations, and approximately 50 net new GNC-Rite Aid store-within-a-store locations.

•
The Company intends to increase the percentage of domestic franchise locations, by converting up to 1,000 stores to target a balanced portfolio of domestic company-owned and franchise locations over the next 3-4 years, and expects to convert 200 locations from company-owned to franchise locations in 2016.

Mr. Archbold added, “Consistent with our commitment to delivering long term shareholder value, we took a number of important steps in 2015 including the continued successful execution of our strategic plan, the launch of our national refranchising initiative and the completion of $200 million in incremental share repurchases in the fourth quarter. In 2016, we are focused on continuing to drive improved performance by successfully executing our refranchising initiative, driving product innovation, evaluating pricing opportunities that drive incremental gross margin dollars and testing customer loyalty enhancements to our current Gold Card program. In addition, as a leader in the industry, we are committed to working collectively in partnership with more than 40 other leading companies to drive enhanced industry standards.”
About Us
GNC Holdings, Inc. (NYSE: GNC) - headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.
The Company’s foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best by offering a premium assortment of vitamins, minerals, herbal supplements, diet, sports nutrition and protein products. This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC Puredge®, GNC GenetixHD®, Herbal Plus® - and nationally recognized third-party brands.
GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of December 31, 2015, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 1,084 franchise and 2,327 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.
Conference Call
GNC has scheduled a live webcast to report its fourth quarter 2015 financial results on February 11, 2016 at 8:30 a.m. Eastern time. The webcast will be available on www.gnc.com via the Investor Relations section under "About GNC." A replay of this webcast will be available through March 10, 2016. You may also listen to the live call by dialing 877-941-1227 inside the U.S. and 480-629-9656 outside the U.S.; the conference identification number for all callers is 4722411.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” ”will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and any failure on our part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company-owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that net income and earnings per share, adjusted to exclude certain prior period expenses, loss on sale and asset impairment charges as reflected in this release, and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(unaudited)
Revenue	$618,201	$607,156	$2,639,212	$2,613,154
Cost of sales, including warehousing, distribution and occupancy	389,967	386,963	1,654,569	1,632,914
Gross profit	228,234	220,193	984,643	980,240
Selling, general and administrative	146,283	132,043	567,296	554,882
Long-lived asset impairments	—	—	28,333	—
Other income, net	(1,763)	(331)	(4,093)	(14,154)
Operating income	83,714	88,481	393,107	439,512
Interest expense, net	14,024	11,721	50,936	46,708
Income before income taxes	69,690	76,760	342,171	392,804
Income tax expense	26,768	24,992	122,872	136,932
Net income	$42,922	$51,768	$219,299	$255,872
Earnings per share:
Basic	$0.54	$0.58	$2.61	$2.83
Diluted	$0.54	$0.58	$2.60	$2.81
Weighted average common shares outstanding:
Basic	78,775	88,824	83,927	90,493
Diluted	79,008	89,044	84,186	90,918

Note: The presentation of certain amounts in the consolidated financial statements of prior periods have been revised to conform to the current periods presented with no impact on previously reported net income or stockholders’ equity.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(unaudited)

Net income	$42,922	$51,768	$219,299	$255,872
Long-lived asset impairments	—	—	28,333	—
Loss on sale of Discount Supplements	2,729	—	2,729	—
Other SG&A related to legal accrual and reversal of international franchise receivable reserve	6,335	—	7,522	—
Correction of immaterial payroll accrual error	—	—	2,762	—
Management realignment	—	313	—	7,786
International franchise receivable reserve	—	(210)	—	4,236
Lower manufacturing volume impact	—	3,494	—	3,494
Reversal of contingent purchase price	—	(125)	—	(4,438)
Tax effect	(2,132)	(1,295)	(14,176)	(5,610)
Adjusted net income	$49,854	$53,945	$246,469	$261,340

Adjusted earnings per share:
Basic	$0.63	$0.61	$2.94	$2.89
Diluted	$0.63	$0.61	$2.93	$2.87

Weighted average common shares outstanding:
Basic	78,775	88,824	83,927	90,493
Diluted	79,008	89,044	84,186	90,918

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	December 31, 2015	December 31, 2014
	(unaudited)
Current assets:
Cash and cash equivalents	$56,462	$133,834
Receivables, net	142,486	136,361
Inventory	555,885	569,132
Deferred income taxes	10,916	7,622
Prepaids and other current assets	27,114	29,394
Total current assets	792,863	876,343
Long-term assets:
Goodwill	649,892	672,293
Brands	720,000	720,000
Other intangible assets, net	119,204	132,992
Property, plant and equipment, net	230,535	232,397
Deferred income taxes	3,358	3,079
Other long-term assets	36,167	40,696
Total long-term assets	1,759,156	1,801,457
Total assets	$2,552,019	$2,677,800

Current liabilities:
Accounts payable	$152,099	$129,064
Current portion of long-term debt	4,550	4,740
Deferred revenue and other current liabilities	121,062	106,539
Total current liabilities	277,711	240,343
Long-term liabilities:
Long-term debt	1,447,904	1,337,638
Deferred income taxes	304,491	282,842
Other long-term liabilities	53,352	60,934
Total long-term liabilities	1,805,747	1,681,414
Total liabilities	2,083,458	1,921,757

Stockholders' equity:
Common stock	114	113
Additional paid-in capital	916,128	877,566
Retained earnings	1,058,148	898,574
Treasury stock, at cost	(1,496,180)	(1,016,381)
Accumulated other comprehensive loss	(9,649)	(3,829)
Total stockholders’ equity	468,561	756,043
Total liabilities and stockholders’ equity	$2,552,019	$2,677,800

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Twelve months ended December 31,
	2015	2014
	(unaudited)
Cash flows from operating activities:
Net income	$219,299	$255,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	57,237	56,337
Amortization of debt-related costs	6,421	1,729
Stock-based compensation	6,280	5,857
Long-lived asset impairments	28,333	—
Gain on sale of company-owned stores to franchisees	(7,580)	(9,940)
Deferred income tax expense	450	(6,418)
Reversal of contingent purchase price liability	—	(4,438)
Changes in assets and liabilities:
Decrease in receivables	422	9,766
Decrease (increase) in inventory	5,381	(24,089)
Decrease in prepaids and other current assets	776	2,260
Increase (decrease) in accounts payable	22,375	(8,978)
Increase in deferred revenue and accrued liabilities, including income taxes	9,841	12,497
Other operating activities	5,298	13,330
Net cash provided by operating activities	354,533	303,785
Cash flows from investing activities:
Capital expenditures	(45,827)	(70,455)
Cash paid for acquisitions (net of cash acquired)	—	(6,402)
Other investing activities	178	1,370
Net cash used in investing activities	(45,649)	(75,487)
Cash flows from financing activities:
Proceeds from issuance of convertible senior notes	287,500	—
Revolving credit facility borrowings	43,000	—
Payments on long-term debt	(169,060)	(5,443)
Debt issuance costs	(8,225)	—
Proceeds from exercise of stock options	1,744	22,170
Excess tax benefits from stock-based compensation	604	3,743
Minimum tax withholding requirements	(574)	(762)
Cash paid for treasury stock	(479,799)	(283,226)
Dividends paid to shareholders	(59,648)	(57,491)
Net cash used in financing activities	(384,458)	(321,009)
Effect of exchange rate changes on cash and cash equivalents	(1,798)	328
Net decrease in cash and cash equivalents	(77,372)	(92,383)
Beginning balance, cash and cash equivalents	133,834	226,217
Ending balance, cash and cash equivalents	$56,462	$133,834

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Twelve months ended December 31,
	2015	2014
	(unaudited)

Net cash provided by operating activities	$354,533	$303,785
Capital expenditures	(45,827)	(70,455)
Other investing activities	178	1,370
Free cash flow	$308,884	$234,700

Segment Financial Data and Store Counts (unaudited)

Retail Segment - Company-owned stores in the U.S., Puerto Rico, Canada, and Ireland; e-commerce, both domestic and international

	Three months ended December 31,		Twelve months ended December 31,

$ in thousands	2015	2014	2015	2014
Revenue	$451,922	$443,954	$1,945,197	$1,939,150
Comp store sales - domestic, including GNC.com	0.8%	-3.0%	-1.7%	-2.8%
Operating income	$63,559	$69,089	$308,303	$348,952
% Revenue	14.1%	15.6%	15.8%	18.0%

Franchise Segment - Franchise-operated domestic and international locations

	Three months ended December 31,		Twelve months ended December 31,

$ in thousands	2015	2014	2015	2014
Domestic	$58,500	$63,580	$287,800	$267,517
International	45,476	41,485	170,535	165,311
Total revenue	$103,976	$105,065	$458,335	$432,828
Operating income	$42,165	$37,651	$164,525	$157,342
% Revenue	40.6%	35.8%	35.9%	36.4%

Manufacturing/Wholesale Segment - Third-party contract manufacturing; intersegment sales; wholesale and consignment sales principally with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended December 31,		Twelve months ended December 31,

$ in thousands	2015	2014	2015	2014
Revenue	$122,931	$118,631	$503,057	$532,396
Operating income	$23,617	$20,562	$90,292	$89,921
% Revenue	19.2%	17.3%	17.9%	16.9%

Corporate and Eliminations

	Three months ended December 31,		Twelve months ended December 31,

$ in thousands	2015	2014	2015	2014
Elimination of intersegment revenues	$(60,628)	$(60,494)	$(267,377)	$(291,220)
Consolidated revenue	$618,201	$607,156	$2,639,212	$2,613,154

Warehousing and distribution costs	$(17,254)	$(18,026)	$(71,673)	$(68,283)
Corporate costs	(28,373)	(20,795)	(98,340)	(88,420)
Consolidated operating income	$83,714	$88,481	$393,107	$439,512

Consolidated Store Count Activity

	Year ended December 31,
	2015	2014
Company-owned stores (a):
Beginning of period balance	3,497	3,342
Store openings	115	183
Store closings	(29)	(28)
Acquired franchise stores (b)	44	25
Franchise conversions (c)	(33)	(25)
End of period balance	3,594	3,497
Franchised stores:
Domestic
Beginning of period balance	1,070	1,012
Store openings	32	70
Store closings	(7)	(12)
Acquired franchise stores (b)	(44)	(25)
Franchise conversions (c)	33	25
End of period balance	1,084	1,070
International (d)
Beginning of period balance	2,140	2,024
Store openings	144	208
Store closings	(199)	(92)
End of period balance	2,085	2,140
Store-within-a-store (Rite Aid):
Beginning of period balance	2,269	2,215
Store openings	59	60
Store closings	(1)	(6)
End of period balance	2,327	2,269
Total Stores	9,090	8,976

_______________________________________________________________________________
(a) Includes Canada and The Health Store.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes distribution centers where sales are made.
Contacts:
Investors:    Tricia Tolivar, Executive Vice President & Chief Financial Officer, (412) 288-2029; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com